Exhibit 5.1

January 27, 2017

Aytu Bioscience, Inc.

373 Inverness Parkway, Suite 206

Englewood, Colorado 80122.

Re:     Registration Statement on Form S-1/A

Ladies and Gentlemen:

We have served as special counsel in connection with the preparation of your Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating the registration under the Act by of an aggregate of 7,753,567 shares (the “Warrant Shares”) of common stock, par value $0.0001 per share (“Common Stock”), of Aytu Bioscience, Inc. (the “Company”), that are issuable upon exercise of certain of the Company’s outstanding warrants (the “Warrants”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of: (i) the Certificate of Incorporation of the Company together with all amendments thereto; (ii) the Amended and Restated Bylaws of the Company; (iii) the Registration Statement and the exhibits thereto; (iv) the prospectus contained within the Registration Statement; (v) the Warrants; (vi) such corporate records, agreements, documents and other instruments; and (vii) such certificates or comparable documents of public officials and other sources believed by us to be reliable, and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Upon the basis of such examination, we advise you that, in our opinion, the Warrant Shares, when issued upon the exercise of the Warrants in accordance with their terms and in accordance with the Registration Statement and Prospectus, will be duly and validly issued and fully paid and nonassessable.

Our opinion herein is expressed solely with respect to the federal laws of the United States and the General Corporation Law of the State of Delaware.  Our opinion is based on these laws as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm in the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ LOWENSTEIN SANDLER LLP